UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 17, 2006

(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

References in this report on Form 8-K to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

FORWARD-LOOKING INFORMATION

This report contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. Some of the things that could cause our actual results to differ from our expectations are: the competitive environment and other trends in our industry; changes in our operating costs including fuel, which can be volatile; our ability to meet our cost reduction goals; our inability to achieve or maintain profitability and fluctuations in our quarterly results; our significant indebtedness; our inability to secure new aircraft financing; the implementation of our growth strategy; the timing of the MD-80 fleet disposal, the market value of MD-80 aircraft, and the amounts of potential lease termination payments with lessors and sublease payments from sublessees; compliance with our financial covenants; potential downgrades of our credit ratings and the availability of financing; the concentration of our revenue from a few key markets; general economic conditions, as well as economic conditions in the geographic regions we serve; actual or threatened terrorist attacks; global instability and potential U.S. military actions or activities; insurance costs; labor disputes; our ability to attract and retain qualified personnel; an aircraft accident or incident; liability and other claims asserted against us; operational disruptions; increases in government fees and taxes; changes in laws and regulations; our reliance on automated systems; and our reliance on third-party vendors and partners. For a discussion of these and other risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and Item 1A of the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2006. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results; performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ITEM 7.01.	Regulation FD Disclosure

Pursuant to 17 CFR Part 243 (“Regulation FD”), the Company is submitting information relating to its financial and operational outlook for the third quarter of 2006. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) excluding fuel consumption, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air. Our disclosure of operating cost per available seat mile, excluding fuel and other noted items, provides us the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of financial performance without mark-to-market hedging gains and losses is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Third Quarter 2006

Alaska Airlines

	Forecast Q3, 2006	Change Yr/Yr
Capacity (ASMs in millions)	6,150	6%
Fuel gallons (000,000)	94.8	5%
Cost per ASM as reported on a GAAP basis (cents)	12.85	35%
Less: Voluntary severance restructuring charge (cents)	0.5	NM
Less: MD-80 lease buyout (cents)	0.9	NM
Less: Fuel cost per ASM (cents)	4.1	95%

Cost per ASM excluding fuel (cents)*	7.35	(2)%

NM = Not meaningful

*	Alaska’s forecast of Cost per ASM excluding fuel is slightly lower than the 7.4 cents reported in the Company’s October 10, 2006 Form 8-K due primarily to a decline in our estimate of variable incentive pay for the full year.

Alaska’s September traffic increased 5.9% to 1.403 billion RPMs from 1.325 billion flown a year earlier. Capacity during September was 1.907 billion ASMs, 4.2% higher than the 1.831 billion in September 2005. The passenger load factor (the percentage of available seats occupied by fare-paying passengers) for the month was 73.6%, compared to 72.4% in September 2005. The airline carried 1,365,700 passengers compared to 1,343,400 in September 2005.

Alaska expects September Revenue per ASM (RASM) to increase 2.3% over the prior year. The RASM increase resulted from the 1.2 point increase in load factor noted above combined with a 1.4% increase in ticket yields. While Alaska’s RASM performance represents a year-over-year increase, that increase is lower than in recent months.

Horizon Air

	Forecast Q3 2006	Change Yr/Yr
Capacity (ASMs in millions)	951	5%
Fuel gallons (000,000)	14.5	8%
Cost per ASM as reported on a GAAP basis (cents)	17.9	21%
Less: Fuel cost per ASM (cents)	4.1	94%

Cost per ASM excluding fuel (cents)*	13.8	8%

*	Horizon’s forecast of Cost per ASM excluding fuel is slightly lower than the 13.9 cents reported in the Company’s October 10, 2006 Form 8-K due also to a decline in our estimate of variable incentive pay for the full year.

Horizon’s September traffic increased 4.6% to 218.5 million RPMs from 208.9 million flown a year earlier. Capacity for September was 301.6 million ASMs, 3.8% higher than the 290.6 million in September 2005. The passenger load factor for the month was 72.4%, compared to 71.9% in September 2005. The airline carried 567,200 passengers compared to 536,000 in September 2005.

Horizon expects September RASM to be 8.8% higher than last year primarily due to higher ticket yields. Like Alaska, RASM growth for September is lower than in recent months.

Air Group

Our effective tax rate is highly dependent on the expected level of pretax income or loss for the year and the magnitude of any non-deductible expenses in relation to that pretax amount and may change materially from quarter to quarter. Because of the MD-80 transition costs, restructuring charges, and mark-to-market losses on our fuel hedge portfolio, we expect to report a loss under Generally Accepted Accounting Principles (GAAP) for both the third quarter and nine months ended September 30, 2006. We expect the tax benefit for the nine months ended September 30, 2006 to be approximately 35%, excluding the benefit of the previously disclosed $5.5 million reduction of certain tax contingency accruals recorded in the first six months of 2006.

In addition to the results calculated in accordance with GAAP, we normally present our results excluding items such as restructuring and fleet transition costs, as well as mark-to-market adjustments to our fuel hedge portfolio in excess of settled hedge gains. For presentation purposes, those items are tax-effected at our composite tax rate of approximately 37.5%. As a result of this presentation convention, we expect the effective tax rate on earnings excluding those items to be approximately 39% to 40% for the third quarter.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: October 17, 2006

/s/ Brandon S. Pedersen
Brandon S. Pedersen
Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden
Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer

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